                                                                       EXHIBIT 6

                               Material Contracts

         6a.      Letter of Intent

         6b.      Letter of Agreement

                                                                      EXHIBIT 6a

              [INTERNATIONAL ENERGY CONSULTANTS, INC. LETTERHEAD]

                                LETTER OF INTENT

         This document is assigned as a legal Letter of Intent entered into between International Energy Consultants, a Nevada corporation and Gaius Kazen, an individual, specific to joint ownership to market, mfg, install and support the state-of-the-art technology product line known as, The Eddy Draft Regulator. Upon execution of this letter, the following represent the understanding between the parties:

     1. IEC TEST PERIOD - 90 DAY TERM

           a. 5 Test Installations specific to vertical markets.

           b. IEC to cover approved out-of-pocket expenses for Gaius Kazen during test period.

           c. IEC to cover mfg costs of Eddy Draft Regulator.

     2. IEC FORMS LLC CORPORATION

           a. Company formed in Nevada.

           b. Secure name for LLC.

           c. IEC retains 85% / Gaius Kazen retains 15% equity.

           d. Gaius Kazen assigns the US and Int'l Patents to LLC.

           e. US Patent # 5,411,013 - May 2, 1995

           f. International Patent # 5,666,942 - Sept. 16, 1997

           g. Gaius Kazen resides as member on Board of Directors.

     3. PRODUCT ROLL-OUT

           a. Upon completion of the Test Period, IEC compensates Gaius Kazen of $50,000 through the year 2000.

           b. IEC covers Gaius Kazen on an hourly rate for Pre-Install, On-Site Installation, and associated Training.

           c. IEC commits all marketing literature, sales, and mfg costs in support of the national roll-out strategy.

           d. IEC compensates Gaius Kazen at a rate of $4 per inch up to 100,000 units, and $2 per inch thereafter.

         The objective of the LLC is to provide marketing visibility for a leading-edge energy conservation technology to achieve customer savings through the implementation of the Eddy Draft Regulator. This Letter of Intent will be replaced by a formal agreement at the conclusion of the 90 Day Test Period. This Letter will serve as the binding contract between the parties and fully enforceable under the laws of Nevada, County of Clark.


/s/ GAIUS KAZEN      Date: 5-3-2000           /s/ [ILLEGIBLE]     Date: 5-3-2000
--------------------                          -------------------

Mr. Gaius Kazen                               IEC, Vice President

                                                                      EXHIBIT 6b

                                LETTER AGREEMENT

To Whom It May Concern:

The intent of this letter is to express the mutual desire of PPC-US, LLC. a California limited liability company ("PPC"), and International Energy Consultants, Inc. a Nevada corporation ("IEC") to enter into a Joint Venture Agreement to complete development, own and operate the Pacific Power Acajutla project to be located in the Port of Acajutla, El Salvador (the "Project").

IEC will provide the following:

     o Short Term Funding as per Pacific Power Budget Requirements (relating to the Project) up to the sum of $250,000.00;

     o Facilitate and obtain on behalf of the Project from the Williams Company, Inc. an all in turnkey lease program for the Project;

     o   Additional funding as mutually agreed.

In return for providing the above, IEC will receive a one-third (1/3) equity interest in the Project Joint Venture subject to adjustment of all the parties based upon the final equity position to be held by Williams, and other financial interest.

Once the parties have met with the Williams and determined their interest in the project and that they are willing to go forward with terms acceptable to PPC, a Joint Venture Agreement will be drafted and executed between PPC and IEC.

It is further understood and agreed that PPC and its respective members, directors and officers will not attempt in any way to circumvent IEC and it's relationship with Williams by directly contacting Williams or any of it's subsidiaries and attempt to do any business with any of them without IEC being involved in the transaction.


PPC-US, LLC                            International Energy Consultants, Inc.



By: /s/ [ILLEGIBLE]                           By: /s/ [ILLEGIBLE]
    --------------------------                    ------------------------------
    CEO                                           CEO
    --------------------------                    ---------------------
    Title                                         Title


By:
    --------------------------

    --------------------------
    Title